Exhibit 77O

RULE 10f-3 REPORTING FORM

Name of Adviser/Subadviser:  Loomis, Sayles & Company, LP

Name of Fund:  LS International Bond Fund (B496N7)

Total Net Assets of Fund:  $12,497,990

Issuer:  Credit Suisse London (ISIN XS0381268068)

Underwriter(s) :  See attached

Affiliated Underwriter in the Syndicate:  Natixis

Date of Purchase:  July 29, 2008

Date of Offering:  July 29, 2008

Amount of Purchase :  $8,310,000

Purchase Price:  99.673

Commission or Spread: none


Check that all the following conditions have been met (any exceptions should be discussed prior to commitment):

X	The securities are (i) part of an issue registered under the
Securities Act of 1933, (ii)
"municipal securities" as defined under the Securities Exchange
Act of 1934, (iii) sold in
an offering conducted under the laws of a country other than the
 United States subject to
certain requirements, or (iv) exempt from registration under section 4(2) of the Securities
Act of 1933 or Rules 144A or 501-508 thereunder.

X	The purchase price did not exceed the offering price at the end of the first business day
after the first day of the offering (or fourth day before termination, if a rights offering).

X	The underwriting was a firm commitment.

X	The commission, spread or profit was reasonable and fair in relation to that being
received by others for underwriting similar securities during a comparable period of time.

X	In respect of any securities other than municipal securities, the issuer of such securities
has been in continuous operation for not less than three years (including operations of predecessors), or in respect of any municipal securities, the issuer of such securities has received an investment grade rating from a nationally recognized statistical rating
organization or if the issuer of the municipal securities or entity supplying the revenues from which the issues is to be paid has been in continuous operation for less than three years (including any predecessors), it has received one of the three highest ratings from at
least one such rating service.

X	The amount of securities purchased by all of the Funds advised by the same investment
adviser or sub-adviser did not exceed 25% of the principal amount of the offering.

X	No underwriter which is an affiliate of the Fund's adviser or sub-adviser was a direct or
indirect participant in, or benefited directly or indirectly from the purchase.

X	The purchase was not part of a group sale (or part of the
institutional pot), or otherwise
allocated to the account of an officer, director, member of an advisory board, investment
adviser or employee of the Fund or affiliated person thereof.


				   Signed by:	/s/ Jan Sharp
					Date:	8/19/08
























Syndicate
7/29/08

Lead Manager:	Credit Suisse Securities (Europe)

Co-Lead Manager(s):	Banca Akros (Gruppo BPM)
			Bancaja
			Bayerische Lbank Intl Luxembourg
			Caja Madrid
			Citigroup Global Markets Ltd
			Credit Agricole SA
			Dekabank
			Deutsche Bank AG London
			DZ Bank AG
			Erste Bank Group
			ING Bank NV
			Intesa Sanpaolo SpA
			KBC Bank NV
			Natixis
			Oesterreichische Volksbanken AG
			Rabobank International/London
			Raiffeisen Zentralbank Austria/Aus
			Royal Bank of Canada
			SEB Debt Capital Markets
			Standard Chartered PLC
			Svenska Handelsbanken
			Wachovia Bank

  Attach a list of all members in the syndicate.
  Include all purchases made by two or more funds which have the same investment adviser or sub-adviser.